UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2007
Aspect Medical Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-24663	04-2985553

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Upland Road Norwood, Massachusetts	02062

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 559-7000

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 28, 2007, the Board of Directors (the “Board”) of Aspect Medical Systems, Inc. (the “Company”) adopted the 2007 Annual Incentive Plan (the “2007 Bonus Plan”) for its employees, including its chief executive officer, chief financial officer and its other named executive officers (collectively, the “Executives”). The 2007 Bonus Plan provides for a one-time cash bonus, the amount of such bonus to be determined based upon the achievement of certain pre-determined corporate and individual performance objectives established by the Board, including (i) corporate revenue and profit targets, which account for up to 60% of the bonus amount, and (ii) the achievement of personal performance goals, such as demonstrating effective leadership, successfully completing difficult assignments, demonstrating integrity, teamwork, excellence and accountability, and the achievement of personal objectives that are aligned with each Executive’s individual area of responsibility, which account for up to 40% of the bonus amount. In addition, the portion of each individual Executive bonus that is tied to corporate revenue and profits is calculated by a formula that weighs the degree of the Company’s achievement of the financial goals against the targets that are established for the year. Depending on the Executive’s job function, the target bonus that an Executive is eligible to receive under the 2007 Bonus Plan ranges between 41% and 82% of his or her then annual salary when 100% of the corporate plan for both revenue and profit targets is achieved. The maximum bonus that any Executive can receive is equal to 138% of his or her target if the Company achieves 150% of the profit target for the year. The Board anticipates that any bonuses paid to Executives under the 2007 Bonus Plan will be paid, if at all, in the first quarter of 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPECT MEDICAL SYSTEMS, INC.
Date: March 6, 2007	By:	/s/ Michael Falvey
Michael Falvey
Vice President, Chief Financial Officer and Secretary